                                   EXHIBIT D

                                                         THIS DEBT INSTRUMENT IS
                                                                 ISSUED WITH OID

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "SECURITIES ACTS"), AND IS NOT TRANSFERABLE, EXCEPT PURSUANT TO AN EFFECTIVE
 ---------------
REGISTRATION STATEMENT UNDER THE SECURITIES ACTS, OR EXEMPTIONS FROM REGISTRATION THEREUNDER. Furthermore, the security represented hereby is only transferable pursuant to the provisions of Article VIII of that certain Senior Subordinated Loan Agreement of even date herewith among Weider Nutrition Group, Inc., Wynnchurch Capital Partners, L.P and Wynnchurch Capital Partners Canada, L.P A copy of such Article of the Senior Subordinated Loan Agreement will be furnished by the issuer to the holder hereof upon written request therefor by holder.

THIS PROMISSORY NOTE (THIS "INSTRUMENT") IS SUBJECT TO A SUBORDINATION AGREEMENT, DATED AS OF JUNE __, 2000, AMONG BANKERS TRUST COMPANY, A NEW YORK BANKING CORPORATION, ACTING IN ITS CAPACITY AS AGENT, WYNNCHURCH CAPITAL PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP AND WYNNCHURCH CAPITAL PARTNERS CANADA, L.P., AN ALBERTA LIMITED PARTNERSHIP. THIS PROMISSORY NOTE IS SUBORDINATED IN RIGHT TO AND TIME OF PAYMENT TO THE PRIOR PAYMENT IN FULL IN CASH OF ALL SENIOR OBLIGATIONS (AS DEFINED IN SUCH SUBORDINATION AGREEMENT) IN ACCORDANCE WITH THE TERMS OF SUCH SUBORDINATION AGREEMENT AND EACH HOLDER OF THIS PROMISSORY NOTE, BY SUCH HOLDER'S ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE TERMS AND PROVISIONS OF SUCH SUBORDINATION AGREEMENT.

                         WEIDER NUTRITION GROUP, INC.

                           SENIOR SUBORDINATED NOTE

$5,204,466                                                         June 30, 2000
                                                               Chicago, Illinois

     FOR VALUE RECEIVED, the undersigned, WEIDER NUTRITION GROUP, INC., a Utah corporation (the "Company"), (together with its successors and assigns, the
                  -------
"Borrower"), hereby promises to pay to the order of WYNNCHURCH CAPITAL PARTNERS
---------
CANADA, L.P. ("Lender"), the principal sum of Five Million Two Hundred Four
               ------
Thousand Four Hundred Sixty Six Dollars ($5,204,466), together with interest thereon, which shall be due and payable as provided herein.

     This promissory note is one of the "Senior Subordinated Notes" referred to
                                         -------------------------
in, and Lender is entitled to the benefits of, that certain Senior Subordinated Loan Agreement of even date herewith (the "Loan Agreement") among the Borrower,
                                           --------------
Lender and Wynnchurch Capital Partners, L.P. The terms and provisions of the Loan Agreement are deemed incorporated herein by this reference and this Senior Subordinated Note shall be subject in all respects to the terms and provisions of the Loan Agreement, as the same may be hereafter amended from time to time. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Loan Agreement.

     1.   Payment of Interest.
          -------------------

          (a) So long as no Event of Default has occurred and is continuing, interest shall accrue from the date hereof on the unpaid principal amount of this Senior Subordinated Note from time to time outstanding until paid, computed on the basis of a 360-day year for the actual number of days elapsed, at a fixed annual rate of 13.00%.

          (b) Interest shall be due and payable quarterly in arrears on each Quarterly Payment Date commencing on September 30, 2000. In addition, all accrued and unpaid interest shall be paid upon the payment in full of the outstanding principal amount of this Senior Subordinated Note and, if payment in full is not paid when due, thereafter on demand.

     2.   Additional Interest.  After the occurrence and during the continuance
          -------------------
of any Event of Default, Obligations of the Borrower shall bear interest from the date of the occurrence of the Event of Default, payable on demand, at the rate of 16.00% per annum.

     3.   Payment of Principal.  The aggregate principal of this Senior
          --------------------
Subordinated Note shall be paid in full on June 30, 2006, subject to the provisions of the Loan Agreement concerning mandatory and optional prepayments.

     4.   Payment Instructions.  All payments of principal, interest, and any
          --------------------
other amounts due and payable hereunder shall be made prior to 12:00 p.m., Chicago, Illinois, time, on the due date, by wire transfer of immediately available funds to Lender's account as specified in Schedule 2.5 of the Loan Agreement (or at any other payment office in the United States previously designated to the Borrower by Lender in writing), in lawful money of the United States of America.

     5.   Events of Default; Acceleration of Payments.  Under certain
          -------------------------------------------
circumstances described in Article 7 of the Loan Agreement, the occurrence of an Event of Default may result in the acceleration of any and all Obligations of the Borrower hereunder and the same may thereupon become immediately due and payable.

     6.   Taxes.  All payments made by Borrower pursuant to this Note shall be
          -----
made free and clear of, and without deduction or withholding for or on account
of, any Withholding Taxes.   If Borrower, Lender or any other Person is required
by any law or regulation (or by the interpretation or administration thereof) to make any deduction or withholding from any such payment with respect to Withholding Taxes, Borrower shall (i) pay an increased amount as will result (after deduction of such Withholding Taxes) in the payment to Lender of the amount that would have been payable had no such withholding or deduction been required and (ii) pay the full amount withheld or deducted to the appropriate governmental body in accordance with applicable law.

     7.   Miscellaneous.
          -------------

          (a) Pursuant to 26 C.F.R. (S)1.1275-3, the Company states that its President or Chief Executive Officer, as representative of the Borrower, located at 2002 South 5070 West, Salt Lake City, Utah, will make available on request to the holder of this debt instrument, the following information: issue price, amount of original issue discount, issue date and yield to maturity.

          (b) Except as otherwise expressly provided in the Loan Agreement, the Borrower whether as maker, endorser or otherwise, waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Senior Subordinated Note.

          (c) The Borrower agrees to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, expended or incurred by Lender in connection with the enforcement of this Senior Subordinated Note, the collection of any sums due hereunder, any actions for declaratory relief in any way related to this Senior Subordinated Note or the protection or preservation of any rights of Lender hereunder.

          (d) Any and all notices, elections, demands, requests and responses thereto permitted or required to be given by or under this Senior Subordinated Note shall be given as provided in Section 8.5 of the Loan Agreement.

          (e) This Senior Subordinated Note shall be deemed to be a contract under the laws of the State of Illinois and for all purposes shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          (f) The covenants of the Borrower set forth herein shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of Lender and its successors and assigns.

          (g) Notwithstanding anything contained in this Senior Subordinated Note to the contrary, principal payments under this Senior Subordinated Note shall not be deferred beyond the last day of the twenty-first, twenty-second or twenty-third accrual periods, respectively, if any deferral beyond such date would result in this Senior Subordinated Note being treated as an "applicable high yield discount obligation" under sections 163(e)(5) and (i) of the Code (it being understood that the provisions of this Section 7(g) shall apply only to the extent necessary to achieve the objective herein described and shall apply only to amounts treated as interest or original issue discount under the Code). Such payments of principal are unconditionally payable.


                                  *  *  *  *

     IN WITNESS WHEREOF, the undersigned have duly executed this Senior Subordinated Note as of the date first written above.


                                   WEIDER NUTRITION GROUP, INC.


                                   By: /s/ Joseph Baty
                                      ----------------------------------
                                   Name: Joseph Baty
                                        --------------------------------
                                   Its:  CFO
                                       ---------------------------------